Exhibit 99.1

Soluna Set to Energize Texas Project and

Executes Power Purchase Agreements

Agreements Solve the Wasted Energy Issue for the Wind Farm

ALBANY, NY, March 8, 2023 - Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. (“SCI”), a developer of green data centers for Bitcoin mining and other intensive computing, announced today that it has signed definitive agreements with key project and regulatory parties for its Texas-based Project Dorothy.

These milestone agreements allow the project to complete its substation interconnect by March 24th. Final testing on all power infrastructure will commence, and assuming ERCOT final approval, Dorothy 1A is expected to be energized the first week in April.

The definitive agreements revolve around a power purchase agreement (PPA) focused on solving the wind farm’s wasted energy issue, also known as curtailment. The agreements also have a mechanism for Soluna’s modular data centers to be a resource for the grid, or ancillary service, when it is strained.

Michael Toporek, CEO of Soluna Holdings, stated, “The definitive agreements signed with our key partners at the wind farm and utility are groundbreaking for our behind-the-meter business model, which can be replicated for all of the projects in our robust pipeline. This combined with our recent announcements regarding interconnection and investment brings us to the final leg of the energization process.”

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Soluna Holdings, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the Securities and Exchange Commission. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

About Soluna Holdings, Inc (SLNH)

Soluna Holdings, Inc. is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as Bitcoin mining, AI, and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Soluna uses technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

Contact Information

Michael Toporek

CEO

Soluna Holdings, Inc.

hello@soluna.io